Exhibit (a)(5)(F)

Emergent Capital, Inc. Announces Extension of Exchange Offer for Outstanding Notes and Related Consent Solicitation

BOCA RATON, Fla., June 12, 2017

Emergent Capital, Inc. (OTCQB: EMGC) (“Emergent” or the “Issuer”) announced today that, in connection with its April 18, 2017 offer to exchange (the “Exchange Offer”) any and all of its outstanding $74,220,450 aggregate principal amount of 8.50% Senior Unsecured Convertible Notes due 2019 (the “Old Notes”) for $74,220,450 aggregate principal amount of a new series of 5.00% Senior Unsecured Convertible Notes due 2023 (the “New Unsecured Notes”) together with a right to subscribe (the “Rights Offering”) for 500 shares of Emergent’s $0.01 par value common stock at $0.20 per share for each $1,000 principal amount of Old Notes tendered up to an aggregate of 40,000,000 shares, and its previously announced solicitation of consents (the “Consent Solicitation”) from the holders of the Old Notes to eliminate substantially all restrictive covenants contained in the Old Notes Indenture and the Old Notes (the “Proposed Amendments”), Emergent has extended the expiration date (the “Expiration Date”) of the Exchange Offer, Rights Offering and Consent Solicitation from 5:00 p.m., New York City time, on June 12, 2017, to 5:00 p.m., New York City time, on June 27, 2017, subject to Emergent’s right to further extend the Expiration Date.

As of 5:00 p.m., New York City time, on June 9, 2017, according to US Bank, the Information Agent and Exchange Agent for the Exchange Offer, $1,508,450, or 2.03%, of the aggregate principal amount of the Old Notes had been validly tendered and not withdrawn in the Exchange Offer.

General

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the Exchange Offer are set forth in the offer to exchange dated April 18, 2017, the related consent and letter of transmittal that have been sent to eligible holders of the Old Notes, the amended and restated consent and letter of transmittal, the supplement number 1 to the offer to exchange and the supplement number 2 to the offer to exchange. The Exchange Offer, Rights Offering and Consent Solicitation for the Old Notes is being made only through, and subject to the terms and conditions set forth in, the Exchange Offer documents and related materials.

The New Unsecured Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws.

US Bank is acting as the Information Agent and Exchange Agent for the Exchange Offer. Questions concerning tender procedures and requests for additional copies of the related consents and letters of transmittal may be directed to US Bank at (651) 466-5622 (for brokers and banks) or (800) 934-6802 (for all others).

Neither Emergent’s board of directors nor any other person makes any recommendation as to whether holders of Old Notes should exchange such notes, and no one has been authorized to make such a recommendation. Eligible holders of Old Notes must make their own decisions as to whether to exchange their Old Notes, and if they decide to do so, the principal amount of the Old Notes to exchange. Eligible holders of Old Notes should read carefully the Exchange Offer documents described above and related materials before any decision is made with respect to the Exchange Offer, Rights Offering and Consent Solicitation.

About Emergent Capital, Inc.

Emergent Capital, Inc. (OTCQB: EMGC) is a specialty finance company that invests in life settlements.  More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  These statements include, but may not be limited to, those relating to the proposed exchange offer, the Proposed Amendments, and the transactions expected to be engaged in in connection with the proposed exchange offer.  In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) risks associated with the transactions contemplated by the exchange offer, including but not limited to risks related to the failure to close the transactions contemplated by the exchange offer, including due to the failure to receive the minimum requisite tender, (2) the ability to successfully complete the other transactions related to our recapitalization efforts, (3) loss of key management and other personnel, (4) risks associated with our debt leverage and operating covenants under our debt instruments, (5) changes in economic conditions in the United States and abroad, and (6) other risks, uncertainties and other factors described in Emergent’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in Emergent’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements to reflect subsequent events or circumstances or actual outcomes.  Actual results could vary materially depending on such risks and uncertainties that may affect Emergent and its business.